SERIES A PREFERRED STOCK PURCHASE AGREEMENT

Dated June 1, 2007

by and between

THE LEWIS OPPORTUNITY FUND, LP

and

SEARCHHELP, INC.

4.9	Access to Information	10

ARTICLE V COVENANTS		11

5.1	Restrictive Legends	11
5.2	Change in Condition	11

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES		11

6.1	Conditions to obligations of the Buyer	12
6.2	Conditions to obligations of the Company	12

ARTICLE VII MISCELLANEOUS		12

7.1	Survival; Certain Other Matters	12
7.2	Further Assurances	13
7.3	Expenses of the Transaction	13
7.4	Notices	14
7.5	No Modification Except in Writing	14
7.6	Entire Agreement	15
7.7	Severability	15
7.8	Assignment	15
7.9	Governing Law; Jurisdiction	15
7.10	Captions	16
7.11	Counterparts	16
7.12	Delays or Omissions	16

Exhibit A Certificate of Designations

ii

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

SERIES A PREFERRED STOCK PURCHASE AGREEMENT (“Agreement”), made and entered into this 1st day of June, 2007, by and between THE LEWIS OPPORTUNITY FUND, LP (“Buyer”), and SEARCHHELP, INC., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Buyer desires to purchase and acquire from the Company, and the Company desires to issue and deliver to the Buyer, an aggregate of 95,420 shares of the Company’s Series A Convertible Series A Preferred Stock, par value $0.0001 (“Series A Preferred Stock”), free and clear of all claims, liens, options, charges and encumbrances of any kind other than restrictions on transfer as provided under applicable securities laws (“Liens”) on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the respective meanings ascribed to them below:

“Action” has the meaning ascribed to such term in Section 3.9.

“Affiliate” means, with respect to any specified Person, (i) any other Person 50% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with the power to vote by such specified Person or (ii) any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person by virtue of ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Business Day” means any day (other than Saturday or Sunday) on which banking institutions in the State of New York are not authorized or obligated by law to close.

“Buyer” has the meaning ascribed to such term in the Preamble.

“Certificate of Designations” shall mean the Certificate of Designations of the Series A Preferred Stock, attached hereto as Exhibit A.

“Closing” has the meaning ascribed to such term in Section 2.1.

“Closing Date” has the meaning ascribed to such term in Section 2.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto.

“Common Stock” has the meaning ascribed to such term in Section 3.6.

“Company” has the meaning ascribed to such term in the Preamble.

“Company Material Adverse Effect” shall mean any event, condition or contingency that has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, results of operations, prospects or financial condition of the Company and its Subsidiaries, taken as a whole, provided, however, that a Company Material Adverse Effect shall not include any such effect resulting from or arising in connection with (a) changes or conditions generally affecting the industries or segments in which the Company operates or (b) changes in general economic, market or political conditions.

“Conversion Shares” has the meaning ascribed to such term in Section 3.6(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and all regulations promulgated thereunder.

“Financial Statements” has the meaning ascribed to such term in Section 3.8.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Authority” shall mean any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality.

“Governmental Rules” shall mean all laws, statutes, rules, regulations, codes, ordinances, writs, orders or decrees of any Governmental Authority.

“Lien” has the meaning ascribed to such term in the Preamble.

“Person” shall mean any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or Governmental Authority.

“Purchase Price” has the meaning ascribed to such term in Section 2.3.

“Purchase Shares” has the meaning ascribed to such term in the Recitals.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” has the meaning ascribed to such term in Section 3.8.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and all regulations promulgated thereunder.

“Series A Preferred Stock” has the meaning ascribed to such term in the Recitals.

“Subsidiary” shall mean, when used with respect to any Person, any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Survival Period” has the meaning ascribed to such term in Section 8.1.

“Transaction Documents” shall mean the Certificate of Designations and those other agreements, certificates and documents entered into or delivered between the Buyer and the Company related to, ancillary to, or in connection with this Agreement or the Certificate of Designations.

1.2 Knowledge. As used in the Agreement, “to the Company’s knowledge” or “to the knowledge of the Company” or words of similar import shall mean the actual knowledge of William J. Bozsnyak, the Chief Executive Officer of the Company.

1.3 Interpretation. When a reference is made in this Agreement to a section, article, paragraph, clause, annex or exhibit, such reference shall be to a reference to this Agreement unless otherwise clearly indicated to the contrary. The descriptive article and section headings herein are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The meaning assigned to each term used in this Agreement shall be equally applicable to both the singular and the plural forms of such term, and words denoting either gender shall include both genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

The parties have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement and each of the Transaction Documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provision of this Agreement or of any of the Transaction Documents.

ARTICLE II

CLOSING; PURCHASE AND SALE

2.1 The Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transaction set forth in this Article II shall take place on or before June 1, 2007, or at such other time or such other date as Buyer and the Company may agree, at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York (such date upon which the Closing occurs is referred to as the “Closing Date”).

2.2 Issuance and Delivery of the Purchase Shares. At the Closing, the Company shall issue and deliver to the Buyer certificates for the purchase Shares and the Buyer shall purchase the Purchase Shares from the Company.

2.3 The Purchase Price. At the Closing, the Buyer shall purchase the Purchase Shares for a purchase price equal to $2.62 per Purchase Share (the “Purchase Price”), which shall be paid to the Company by the Buyer.

2.4 Delivery of Purchase Price. At the Closing, the aggregate Purchase Price shall be paid by the Buyer to the Company by wire transfer of immediately available funds to an account designated in writing by the Company at least one Business Day prior to the Closing.

2.5 Use of Proceeds. The Company shall use the net proceeds from the issuance of the Purchase Shares for general working capital purposes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:

3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to conduct its business as now being conducted and is duly licensed or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of the business conducted by it, and/or the character of the assets owned or leased by it, makes such qualification or licensure necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, limit the Company’s ability to consummate the transactions hereby contemplated or have a Company Material Adverse Effect.

3.2 Subsidiaries. All of the outstanding shares of the capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Liens. Each of the Company’s Subsidiaries is set forth on Schedule 3.2 and is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company’s Subsidiaries has the power and authority to conduct its business as now being conducted and is duly licensed or qualified to do business and is in good standing as a foreign corporation or other legal entity in all jurisdictions in which the nature of the business conducted by it, and/or the character of the assets owned or leased by it, makes such qualification or licensure necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, limit the Company’s ability to consummate the transactions hereby contemplated or have a Company Material Adverse Effect.

3.3 Authority; Execution and Delivery; Enforceability. The Company has the corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to consummate the transactions hereby and thereby contemplated. The execution and delivery by the Company of this Agreement and the Transaction Documents and the consummation by the Company of the transactions hereby and thereby contemplated have been authorized by all necessary corporate action of the Company. The Company has duly executed and delivered this Agreement and the Transaction Documents, and, assuming the due execution and delivery of this Agreement and the Transaction Documents by each party thereto (other than the Company), this Agreement and the Transaction Documents constitute valid and binding obligations of the Company and are enforceable against the Company in accordance with its and their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or general equitable principles (whether considered in a proceeding at equity or in law).

3.4 Non-Contravention. Neither the execution and delivery of this Agreement and the Transaction Documents by the Company, nor the consummation of the transactions hereby and thereby contemplated by the Company, will:

(i) constitute any violation or breach of the certificate of incorporation or the by-laws (or comparable organizational documents in the case of Subsidiaries) of the Company or any of its Subsidiaries;

(ii) constitute a default under or a violation or breach of, or result in the acceleration of any obligation under, any provision of any Contract to which the Company or any of its Subsidiaries is a party or by which any of the assets of the Company or any of its Subsidiaries or the Purchase Shares may be affected;

(iii) assuming the consents and approvals described in Section 3.7 have been received, violate any Governmental Rules affecting the Company or any of its Subsidiaries; or

(iv) result in the creation of any Lien on any of the assets of the Company or any of its Subsidiaries;

other than, in the case of foregoing clauses (ii), (iii), and (iv), those defaults, violations, breaches, accelerations and Liens which, individually or in the aggregate, would not have a Company Material Adverse Effect.

3.5 Corporate Documents. The Company has filed as exhibits to its SEC Reports true and complete copies of the Certificate of Incorporation, as amended, and By-Laws of the Company.

3.6 Capitalization; Options. (a) The Company is authorized to issue 250,000,000 shares of Common Stock, par value $0.00001 per share, 38,366,244 of which are issued and outstanding as of the date hereof, (“Common Stock”) and 25,000,000 shares of Series A Preferred Stock, 414,500 of which are issued and outstanding as of the date hereof (prior to giving effect to the transactions contemplated by this Agreement).

(b) All of the Purchase Shares when issued to the Buyer in accordance with the terms of this Agreement shall be legally and validly issued, fully paid and non-assessable, free and clear of all Liens. The shares of Common Stock issuable upon conversion of the Purchase Shares (the “Conversion Shares”) have been duly and validly reserved on the books and records of the Company and, when issued upon conversion of the Purchase Shares in accordance with the terms of the Certificate of Designations and the Warrant and applicable Governmental Rules, shall be legally and validly issued, fully paid and nonassessable, free and clear of all Liens.

(c) Other than the Common Stock and the Series A Preferred Stock, there are no other series or classes of capital stock of the Company authorized or issued and outstanding. Except as set forth in the SEC Filings, there are no outstanding warrants, options, contracts, rights (preemptive or otherwise), calls, commitments or other instruments convertible into or exchangeable for shares of capital stock of the Company or any of the Company’s Subsidiaries, in each such case, to which the Company or any of Company’s Subsidiaries is a party and which relates to the sale or issuance of shares of capital stock of the Company or of any of Company’s Subsidiaries (collectively, the “Company Instruments”). Except as set forth in the SEC Filings or as contemplated by this Agreement and the Transaction Documents, (i) the Company has not agreed to register any shares of its capital stock under the Securities Act or granted registration rights with respect to shares of its capital stock to any Person and (ii) there are no voting trusts, stockholders agreements, proxies or other agreements or understandings in effect to which the Company is a party with respect to the voting or transfer of any shares of Common Stock. Except as disclosed in the SEC Reports or any exhibit thereto, to the extent any such Company Instruments are outstanding as of the date hereof, neither the issuance and sale of the Purchase Shares nor the issuance of the Conversion Shares in accordance with its terms will result in an adjustment of the exercise or conversion price of, or number of shares issuable upon the exercise or conversion of any such, Company Instruments.

(d) The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable. All outstanding Common Stock, options and other securities of the Company were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws (including, without limitation, anti-fraud provisions) or, subject in part to the truth and accuracy of each purchaser’s representations to the Company at the time of the purchase thereof, pursuant to valid exemptions therefrom.

3.7 Consents and Approvals. Except for filings required under applicable securities laws and designation in Delaware, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, other than such consents, approvals and authorizations of, and declarations, filings and registrations the failure of which to obtain, make or otherwise effect which would not, individually or in the aggregate, result in a Company Material Adverse Effect.

3.8 SEC Reports and Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since July 23, 2003 (collectively, the “SEC Reports”). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any form, report or other document with the SEC.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports (the “Financial Statements”) (i) was prepared from the books of account and other financial records of the Company, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) presented fairly in all material respects the financial position of the Company as at the respective dates thereof and the results of its operations and its cash flows for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to the omission of footnotes and normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Company Material Adverse Effect).

(c) Except for liabilities and obligations reflected on the March 31, 2007 balance sheet of the Company included in the SEC Reports (including the notes thereto), liabilities and obligations disclosed in the SEC Reports (including exhibits thereto) filed prior to the date of this Agreement and other liabilities and obligations incurred in the ordinary course of business since March 31, 2007, neither the Company nor any of the Company’s Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP which, individually or in the aggregate, would cause a Company Material Adverse Effect.

3.9 Litigation and Claims. There is no action, suit, claim, proceeding, arbitration or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or, to the best of the Company’s knowledge, against any officer, director or employee of the Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company or that questions the validity of this Agreement, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby. Neither the Company nor any of its Subsidiaries is subject to or in default under any judgment, order, writ, agreement, injunction or decree of any court or Governmental Authority.

3.10 Exempt Offering. Subject in part to the truth and accuracy of the Buyer’s representations set forth in Article IV of this Agreement, the offer, sale and issuance of the Purchase Shares and the Conversion Shares, as contemplated by and in conformity with this Agreement are exempt from the registration requirements of Section 5 of the Securities Act by virtue of Regulation D thereunder, and from the registration or qualification requirements of any other applicable federal or state securities laws, and the issuance of the Conversion Shares in accordance with the Company’s Certificate of Incorporation and the Certificate of Designations will be exempt from such registration and qualification requirements, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

3.11 Agreements; Action. Other than as attached as an exhibit to the Company’s Annual Report on Form 10-KSB for year ended December 31, 2006, or any subsequent report on Form 10-QSB or 8-K filed with the SEC, the Company is not a party to, and none of its properties, rights or assets are bound by, any material contract, agreement, lease, power of attorney, guaranty, surety arrangement, or other commitment, whether written or oral.

3.12 Disclosure. None of this Agreement or any other statements or certificates made or delivered in connection herewith or therewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Company as of the date hereof and the Closing Date as follows:

4.1 Organization and Good Standing. The Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

4.2 Corporate Authority; Execution and Delivery; Enforceability. The Buyer has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions hereby and thereby contemplated. The execution and delivery by the Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation by the Buyer of the transactions hereby and thereby contemplated have been authorized by all necessary action (corporate or otherwise). The Buyer has duly executed and delivered this Agreement and the Transaction Documents to which it is a party, and, assuming the due execution and delivery of this Agreement and the Transaction Documents by each party thereto (other than the Buyer), this Agreement and the Transaction Documents to which it is a party constitute valid and binding obligations of the Buyer and are enforceable against the Buyer in accordance with its and their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or general equitable principles (whether considered in a proceeding at equity or in law).

4.3 Non-Contravention. Neither the execution and delivery of this Agreement or the Transaction Documents to which it is a party by the Buyer, nor the consummation of the transactions hereby or thereby contemplated by the Buyer, will:

(i) constitute any violation or breach of the organizational documents of the Buyer; or

(ii) violate any Government Rule affecting the Buyer, other than any such violations which, individually or in the aggregate, would not prevent the Buyer from consummating the transactions contemplated by this Agreement and the Transaction Documents.

4.4 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or third party is required on behalf of the Buyer in connection with the execution, delivery or performance of this Agreement or the Transaction Documents to which it is a party and all documents contemplated hereby or thereby or the transactions contemplated hereby and thereby, other than such consents, approvals and authorizations of, and declarations, filings and registrations with, third parties the failure of which to obtain, make or otherwise effect which would not, individually or in the aggregate, prevent the Buyer from consummating the transactions contemplated by this Agreement and the Transaction Documents.

4.5 Litigation and Claims. There is no action, suit, claim, proceeding, arbitration or investigation pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer with respect to the propriety or validity of the transactions contemplated hereby.

4.6 No Finder. Neither the Buyer nor any party acting on the Buyer’s behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby.

4.7 Investment Representations. The Buyer hereby acknowledges and agrees that the Purchase Shares, and, if and when issued, the Conversion Shares, will not be registered under the Securities Act or any state securities laws and may not be offered or sold except pursuant to registration or an exemption from the registration requirements of the Securities Act and all applicable state securities laws. In this connection, the Buyer understands Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

4.8 Accredited Investor. The Buyer represents that: (i) the Buyer is an “accredited investor” (as such term is defined in Regulation D under the Securities Act) and is acquiring the Purchase Shares for its own account, for investment purposes only, and not with a view to the resale or offer for sale thereof or with any present intention of distributing or selling or offering for sale any of such securities; and (ii) the Buyer is capable of bearing the economic risk of such investment, including a complete loss of the investment in the Purchase Shares.

4.9 Access to Information. Such Purchaser or his representative during the course of this transaction, and prior to the purchase of any Series APreferred Stock, has had the opportunity to ask questions of and receive answers from management of the Company concerning the terms and conditions of the offering of the Series A Preferred Stock and the additional information, documents, records and books relative to its business, assets, financial condition, results of operations and liabilities (contingent or otherwise) of the Company.

ARTICLE V

COVENANTS

5.1 Restrictive Legends. None of the Purchase Shares or the Conversion Shares may be transferred without registration under the Securities Act and applicable state securities laws unless counsel to the Buyer shall advise the Company in writing that such transfer may be effected without such registration. Each certificate representing any of the foregoing shall bear legends in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES UNDER THE ACT, OR (II) UPON RECEIPT BY ISSUER OF AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

The Company shall remove or cause its registrar and transfer agent to remove such legend at the time such Purchase Shares or Conversion Shares are transferred pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act.

5.2 Change in Condition. Prior to the Closing, the Company shall promptly advise the Buyer in writing of any material change in the condition (financial or otherwise), operations or properties or businesses of the Company.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

The obligation of the parties to consummate the transactions contemplated under this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the party whose obligation is subject to such conditions, in their sole discretion.

6.1 Conditions to obligations of the Buyer.

(a) There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against the consummation of the transactions contemplated hereby or by any Transaction Document.

(b) The Company shall have filed the Certificate of Designations with the Secretary of State of the State of Delaware.

(c) The representations and warranties of the Company contained in Article III that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

(d) The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(e) All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing.

6.2 Conditions to obligations of the Company.

(a) There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against the consummation of the transactions contemplated hereby or by any Transaction Document.

ARTICLE VII

REGISTRATION RIGHTS

If at any time the Company shall determine to register for its own account or the account of others under the Securities Act (including pursuant a demand for registration of any stockholder of the Company) any of its equity securities, other than on Form S-4 or Form S-8 or their then equivalents relating to shares of Common Stock to be issued solely in connection with any acquisition of any entity or business or shares of Common Stock issuable in connection with stock option or other employee benefit plans, it shall send to the Buyer written notice of such determination and, if within fifteen (15) days after receipt of such notice, the Buyer shall so request in writing to the Company, the Company shall use its best efforts to include in such registration statement all or any part of the Conversion Shares requested to be registered.

ARTICLE VIII

MISCELLANEOUS

8.1 Survival; Certain Other Matters.

(a) The representations and warranties of the parties contained in this Agreement shall survive the Closing and shall continue in full force and effect until the second anniversary of the date hereof, after which time such representations and warranties shall terminate and have no further force or effect; provided, however, that the representations and warranties contained in Sections 3.6, 4.6, 4.7, 4.8 and 4.9 hereof shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitations, after which time such representations and warranties shall terminate and have no further force or effect. The period during which any such representation or warranty survives is the “Survival Period” for such representation or warranty. Notwithstanding the foregoing, any representation or warranty that would otherwise terminate shall survive with respect to, and only with respect to, any matter of which notice is given to Company or the Buyer, as the case may be, in writing pursuant to this Agreement prior to the end of the applicable Survival Period until such matter is resolved, after which time such representation and warranty shall terminate and have no further force or effect. The representations, warranties and covenants of the Company contained in or made pursuant to this Agreement shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Buyer or the Company.

(b) The covenants and agreements of the parties contained in this Agreement shall survive the Closing as to the Buyer until the Buyer no longer owns any Purchase Shares or Conversion Shares.

(c) Each party hereto may assert a claim or cause of action under this Agreement with respect to (i) any breach of one or more of the representations and warranties contained in Articles III and IV hereof, as the case may be, provided that such claim or cause of action is asserted within the applicable time period specified in Section 8.1(a) hereof and (ii) subject to Section 8.1(b) hereof, a breach of any one or more of the covenants or agreements contained in this Agreement. Except as provided for in the immediately preceding sentence, the parties to this Agreement agree that no claims or causes of action on any basis (including in contract or tort, under federal or state securities laws or otherwise), other than for fraud, may be brought against the Company or the Buyer or any of their respective directors, officers, employees, Affiliates, shareholders, successors, permitted assigns, agents, or representatives based upon, directly or indirectly, any of the representations or warranties contained in Articles III and IV of this Agreement or any misstatement or failure to state any fact made by Company in connection with the Buyer’s purchase of the Purchase Shares or the Conversion Shares.

8.2 Further Assurances. From and after the Closing Date, each party shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, such instruments and agreements, and take or cause to be taken all such actions as counsel for the other party may reasonably request for the effectual consummation of this Agreement and the transactions hereby contemplated.

8.3 Expenses of the Transaction. The Company and the Buyer shall each pay its own fees and expenses in connection with this Agreement and the transactions hereby contemplated.

8.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally or by private courier, (ii) when actually delivered by registered or certified United States mail, return receipt requested, or (iii) when sent by telecopy (provided that it is confirmed by a means specified in clause (i) or (ii)), addressed as follows:

If to the Buyer:

The Lewis Opportunity Fund, LP
45 Rockefeller Plaza, Suite 2570
New York, NY 10111
Attention: Austin Lewis
Telecopy:__________________________
Telephone: (212) 332-4450

With a copy to:

Name:_____________________________
Address:___________________________
Attention:__________________________
Telecopy:__________________________
Telephone:_________________________

If to the Company to:

SearchHelp, Inc.
6800 Jericho Turnpike, Suite 208E
Syosett, New York 11791
Attention: CFO
Telecopy: (516) 624-0638
Telephone: (516) 922-4765

With a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attention: Paul J. Pollock, Esq.
Telecopy: (212) 940-8776
Telephone: (212) 940-8555

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

8.5 No Modification Except in Writing. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be affected by such change, modification or amendment, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

8.6 Entire Agreement. This Agreement, together with any Schedules and Exhibits hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them.

8.7 Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

8.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by the Company or the Buyer without the prior written consent of the other party; provided, however, that, prior to Closing, the Buyer may assign its rights under this Agreement to any Affiliate of the Buyer that agrees in favor of the Company in writing to the assumption of the assigning the Buyer’s obligations under this Agreement. No such assignment and assumption shall relieve the Buyer of its obligations under this Agreement.

8.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within said State, without giving effect to the conflict of laws principles thereof.

(b) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York, New York County or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

8.10 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

8.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

8.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Company or to the Buyer, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of the Company or any Buyer nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall any waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Company or the Buyer of any breach of default under this Agreement, or any waiver on the part of the Company or any Buyer of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the Company or the Buyer, shall be cumulative and not alternative.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Series A Preferred Stock Purchase Agreement on the day and year first above written.

SEARCHHELP, INC. By: _____________________________ William J. Bozsnyak Chief Executive Officer THE LEWIS OPPORTUNITY FUND, LTD By: _____________________________ Austin Lewis

SEARCHHELP, INC.
PAYMENT INFORMATION
♦PAYMENT BY WIRE♦

Your bank should wire transfer only U.S. dollars via Fed wire to:

HSBC BANK USA
SearchHelp, Inc., IPO Account
ABA # - 021001088
Account # 945705107
(i)

IMPORTANT:
1)           Please have your bank identify on the wire transfer the name of the intended investor.
2)           We recommend that your bank charge its wiring fees separately so that an even amount may be invested.